Exhibit 99.1

Behringer Harvard REIT I, Inc.

Recommends Rejection of

CMG Partners’ Tender Offer

If you are considering selling your shares of Behringer Harvard REIT I, Inc. to CMG Partners, please read all of the information below.

Recently you may have received an unsolicited “mini-tender” offer from CMG Acquisition Co., LLC (“CMG”) to purchase up to 1,000,000 shares, or 0.34%, of the common stock of Behringer Harvard REIT I, Inc. for a price of $1.25 per share.

Behringer Harvard REIT I does not recommend or endorse CMG’s offer and is not affiliated with CMG.

While stockholders have their individual liquidity needs and must evaluate this offer accordingly, we recommend that stockholders not tender their shares to CMG.

CMG’S OFFER IS MEANT TO TAKE ADVANTAGE OF YOU AND BUY YOUR SHARES AT A PRICE BELOW THE CURRENT ESTIMATED VALUE IN ORDER TO MAKE A PROFIT.

PLEASE NOTE THAT CMG CLEARLY STATES IN THE OFFER:

•      CMG is seeking to acquire shares “for investment purposes.”

•      CMG’s offer price was determined by applying a discount to CMG’s own estimated value of your shares.

•      CMG believes that your shares are worth more than their offer price.

The offer price is substantially below our May 17, 2010, estimated valuation of $4.25 per share* and recent secondary market pricing. CMG states that secondary market trades have been reported in 2010 in the range of $3.50 to $5.25 per share, materially in excess of the CMG offer price.

The Securities and Exchange Commission has cautioned investors about offers of this nature. Please visit the SEC’s website at www.sec.gov/investor/pubs/minitend.htm.

Once you sign and return the CMG tender offer documents and they are accepted by CMG, you will not be able to cancel your sale for any reason after 10 days.

Once again, you are not required to tender your shares to CMG, and we recommend that you not tender your shares. No action regarding the CMG offer is necessary if you wish to reject the offer and retain your shares.

If you have agreed to tender your shares, we recommend that you contact CMG immediately and withdraw and rescind your tender in writing.

If you have any questions, please contact your financial advisor or Behringer Harvard Investment Services at 1.866.655.3650

15601 Dallas Parkway, Suite 600 • Addison, TX 75001 • behringerharvard. com

*For further information regarding the May 17, 2010, per share estimated valuation, please read the Form 8-K filed on May 18, 2010, at behringerharvard.com.

PRESORTED FIRST-CLASS MAIL
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15601 DALLAS PARKWAY, SUITE 600	HOUSTON, TX
ADDISON, TEXAS 75001-6026	PERMIT NO. 2187

406024 • Date Published 10/10 • IN

© 2010 Behringer Harvard

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